EXHIBIT 10-1

CARNIVAL CORPORATION NONQUALIFIED RETIREMENT PLAN FOR HIGHLY COMPENSATED EMPLOYEES

TABLE OF CONTENTS OF CARNIVAL CORPORATION NONQUALIFIED RETIREMENT PLAN FOR HIGHLY COMPENSATED EMPLOYEES

CARNIVAL CORPORATION

NONQUALIFIED RETIREMENT PLAN

                Carnival Corporation (the “Company”), a corporation with its principal office in Miami, Florida, established, effective January 1, 1989, an unfunded, nonqualified plan for a select group of management or highly compensated employees. The Plan was amended and restated, effective January 1, 1995, to incorporate certain changes that the Company determined to be necessary. The Plan was amended, effective December 31, 1997, to provide that benefit accruals under the Plan will cease for those Participants who made a one-time irrevocable election to participate in The “Fun ShipSM” Nonqualified Savings Plan. The Plan was amended, effective January 1, 2000, such that a Participant who is rehired after his annuity starting date shall not have his benefit payments suspended. The Plan was amended, effective December 1, 2000 to provide that the beneficiary of an unmarried Participant will receive a death benefit; and to allow the Company to permit participation in the plan by new employees. The Plan, effective January 1, 2002, to clarify the lump sum cashout provisions. The Plan was restated, effective as of January 1, 2002, to incorporate the prior amendments as follows:

ARTICLE 1. DEFINITIONS

The following definitions and the definitions contained in Section 4.1 apply for purposes of this Plan:

1.1	Accrued Benefit - with respect to each Participant as of a particular point in time on or before his or her Normal or Late Retirement Date, subject to the provisions of Article 2, the benefit determined by the following Formula:

Formula is (A + B) x C, where:

A is 1% (.010) of Average Annual Compensation up to the amount of Covered Compensation

B is 1.6% (.016) of Average Annual Compensation in excess of the amount of Covered Compensation, and

C is Benefit Accrual Years of Service up to a maximum of 30 years

1.2	Actuarial Equivalent - a benefit or amount that replaces another and has the same value as the benefit or amount it replaces, based on actuarial assumptions or other methods as set forth in Schedule A to this Plan.

1.3	Annuity Starting Date - the first date as of which distribution of Retirement Benefits to a Participant is to begin under Section 6.3 or the first date as of which distribution of Preretirement Death Benefits to a spouse is to begin under Section 7.3.

1.4	Average Annual Compensation - a Participant’s average Compensation during the five (5) consecutive Plan Years ending with the Plan Year immediately preceding the date on which his service terminates, in which the Participant received the greatest aggregate amount of Compensation out of the 10 most recent Plan Years. In the case of a Participant who is employed for a period of less than 5 consecutive Plan Years, the Participant’s Average Annual Compensation is based on his entire period of service. In determining Average Annual Compensation, the Participant’s Compensation for any Plan Year during which the Participant did not earn a Benefit Accrual Year of Service shall be ignored.

1.5	Beneficiary - a person who is entitled to receive distributions under this Plan upon or after the death of a Participant.

1.6	Benefit Accrual Year of Service - a Plan Year for which a Participant is credited with at least 1,000 Hours of Service with an Employer, except that the following Benefit Accrual Years of Service shall be disregarded:

Years of Service before the adoption of this Plan, except that anyone who is an Employee on January 1, 1989, shall be credited with a Benefit Accrual Year of Service for each of his or her consecutive twelve (12) month periods of employment with the Employer (beginning on or after November 14, 1974) ending immediately prior to that date in which the Participant completes a Year of Service. The period of service between the date the consecutive twelve (12) month period ends and December 31, 1988 shall be referred to as the “lag period”; in order to provide a transition for the Plan Year beginning on January 1, 1989, an Employee on January 1, 1989 who fails to complete at least 1,000 Hours of Service during the Plan Year beginning on January 1, 1989, shall nevertheless be credited with one Benefit Accrual Year of Service if he completes 1,000 Hours of Service during the consecutive twelve (12) month period that begins with the first day of the lag period. An Employee will be credited with 90 Hours of Service for each bi-weekly period during the lag period. Notwithstanding the foregoing, after December 31, 1997 no Benefit Accrual Years of Service shall be credited to any Participant under this Plan who made a one-time irrevocable election effective as of January 1, 1998 to participate in The “Fun ShipSM” Nonqualified Savings Plan unless such election was limited to deferral of bonuses only under the “Fun ShipSM” Nonqualified Savings Plan.

1.7	Board - the board of directors of the Company.

1.8	Company - Carnival Corporation or any successor by merger, consolidation or sale of assets.

1.9	Compensation - all cash remuneration paid or made available for any Plan Year by an Employer to an Employee for the Employee’s services as salary, wages, commissions and including (a) bonuses (including those bonuses deferred under the Carnival Corporation Nonqualified Deferred Compensation Plan), (b) pay at premium rates (holiday, overtime or other), and (c) any amounts contributed on behalf of the Employee to a cafeteria plan or cash or deferred arrangement and not includible in income under Section 125 or 402(g) of the Internal Revenue Code, but excluding (1) any other amounts paid for that Plan Year on account of the Employee under this Plan or under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), (2) any other amounts which are not includible in the Employee’s income for federal income tax purposes and (3) any income attributable to the Company’s stock programs or other fringe benefit programs. Employee’s Compensation shall not exceed the maximum compensation rate under section 401(a)(17) of the Code (determined without regard to the reduction to $150,000) (i.e., $250,000 for 1996) as further indexed for cost of living as determined by the Retirement Committee. Employee’s Compensation shall not exceed the maximum compensation rate under section 401(a)(17) of the Code (determined without regard to the reduction to $150,000 (i.e., $250,000 for 1996) as further indexed for cost of living by reference to the annual percentage change of the CPI-U, U.S. City Average, All Items (non-seasonally adjusted) for the period from August to August of the preceding year (i.e. the annual change published in September of the year prior to the year the compensation limit is in effect).

1.10	Covered Compensation - with respect to a Participant, the average (without indexing) of the taxable wage bases in effect under Section 230 of the Social Security Act for each year during the 35-year period ending with the last day of the calendar year the Employee attains the social security retirement age. In determining a Participant’s Covered Compensation for a Plan Year, the taxable wage bases for all calendar years beginning after the first day of a Plan Year are assumed to be the same as the taxable wage base in effect for that Plan Year. A Participant’s Covered Compensation shall be adjusted each Plan Year.

1.11	Early Retirement Date - the first day of the month coincident with or next following the Participant’s attainment of age 55 and completion of 15 Vesting Years of Service.

1.12	Eligible Employee - a select group of management or highly compensated employees to be determined annually by the Retirement Committee.

1.13	Employee - anyone who is employed by an Employer.

1.14	Employer - the Company, Carnival Cruise Lines, Carnival Tours, Inc., Blue Seas Distributors, Carnival Management Services, Inc., Intercon, Carnival Maritime

Management, Concord Nopal, Hamilton Personnel, Hamilton Properties or any affiliated company which has adopted this Plan.

1.15	ERISA - the Employee Retirement Income Security Act of 1974, as it may from time to time be amended or supplemented. References to any section of ERISA shall be to that section as it may be renumbered, amended, supplemented or reenacted.

1.16	Hour of Service - an hour for which an Employee directly or indirectly receives, or is entitled to receive, remuneration from an Employer in relation to his or her employment, including hours credited for vacation, holiday, sickness or disability and hours for which back pay has been paid, awarded or agreed to (irrespective of mitigation of damages) by an Employer (which shall be credited to the Employee for the period to which the award or agreement pertains rather than the period in which the award or agreement is made). An Employee shall be credited with 90 Hours of Service for each bi-weekly period in which the Employee is paid or entitled to payment for at least one Hour of Service. An Employee who is classified as “non exempt” or “hourly” for purposes of determining eligibility for overtime pay shall be credited with the actual number of hours paid in relation to his or her employment. Hours of service shall be credited to an Employee in accordance with the records of the Employee’s Employer and Department of Labor Regulations Section 2530.200b-2.

1.17	Internal Revenue Code - the Internal Revenue Code of 1986, as it may from time to time be amended or supplemented.

1.18	Late Retirement Date - the first day of the month coincident with or next following a Participant’s Normal Retirement Date, on which a Participant actually retires from the service of the Employer.

1.19	Limitation Year - the calendar year.

1.20	Normal Retirement Date - the later of the first day of the month coincident with or next following (a) a Participant’s 65th birthday and (b) the fifth anniversary of the date as of which the Participant began participation in the Plan.

1.21	Participant - a participant in this Plan that satisfies the requirements under Article 2.

1.22	Permanent Disability - the inability of a Participant to perform services for his Employer for a period that is expected to continue for a period in excess of 12 months or to result in death.

1.23	Plan - the retirement plan set forth in this document as it may from time to time be amended or supplemented.

1.24	Plan Administrator - the person appointed by the Retirement Committee in accordance with Section 9.4.

1.25	Plan Year - the calendar year.

1.26	Preretirement Death Benefit - the death benefit payable under Article 7 to the spouse of a Participant who dies before his or her Annuity Starting Date.

1.27	Qualified Joint and Survivor Annuity - an annuity for the life of a Participant with a survivor annuity for the life of the Participant’s spouse where the survivor annuity is at least 50% but not more than 100% of the amount of the annuity payable during the joint lives of the Participant and the Participant’s spouse and the joint and survivor annuity is at least the Actuarial Equivalent of the most valuable form of benefit under the Plan payable on his Annuity Starting Date.

1.28	Qualified Preretirement Survivor Annuity - survivor annuity for the life of the Participant’s spouse. Each payment under the survivor annuity must not be less than the payment that would have been made to the spouse:

(a) in the case of a Participant who dies after attaining the earliest age on which he could retire, the Participant had a termination of employment or Retirement on the day before his death and received distribution of benefits in the form of an immediate Qualified Joint and Survivor Annuity with 50% continuation to the survivor, or

(b) in the case of a Participant who dies on or before attaining the earliest age on which the Participant could retire, the Participant had a termination of employment on the day of his death, survived to his earliest retirement date, received distribution of benefits in the form of a Qualified Joint and Survivor Annuity with 50% continuation to the survivor on his earliest retirement date and died on the day after his earliest retirement date.

In the case of a Participant who dies before his Annuity Starting Date but after he has elected to receive distribution of his retirement benefit in the form of a joint and survivor annuity, where the survivor annuity is 100% of the amount payable during the joint lives of the Participant and the participant’s spouse, the Qualified Preretirement Survivor Annuity shall be determined based on that form of joint and survivor annuity instead of a Qualified Joint and Survivor Annuity.

1.29	Retirement - a Participant’s termination of employment with the Company on or after his Normal Retirement Date or Early Retirement Date if a Participant has 15 Vesting Years of Service.

1.30	Retirement Committee - the committee appointed by the Board under Section 9.2.

1.31	Vested Interest - the nonforfeitable portion of a Participant’s retirement benefit determined under Article 5.

1.32	Vesting Years of Service - all Years of Service with an Employer credited to an Employee except the following Years of Service are disregarded:

Years of Service before the adoption of this Plan, except that anyone who is an Employee on January 1, 1989 shall be credited with a Vesting Year of Service for each of his or her consecutive twelve (12) month periods of employment with the Employer (beginning on or after November 14, 1974) ending immediately prior to that date in which the Participant completes a Year of Service. The period of service between the date the consecutive twelve (12) month period ends and December 31, 1988 shall be referred to as the “lag period”; in order to provide a transition for the Plan Year beginning on January 1, 1989, an Employee on January 1, 1989 who fails to complete at least 1,000 Hours of Service during the Plan Year beginning on January 1, 1989, shall nevertheless be credited with one Vesting Year of Service if he completes 1,000 Hours of Service during the consecutive twelve (12) month period that begins with the first day of the lag period. An Employee will be credited with 90 Hours of Service for each bi-weekly period during the lag period.

1.33	Year of Service - a Plan Year for which an Employee has been credited with at least 1,000 Hours of Service.

ARTICLE 2. PARTICIPATION

2.1	Participation - the Retirement Committee will determine which Employees are Eligible Employees. In any event, no Employee shall be an Eligible Employee prior to satisfying one Year of Service and attainment of age 21. Eligible Employees shall enter the Plan on the January 1 or July 1 closest to satisfaction of the one Year of Service and age requirements. Notwithstanding the foregoing, effective January 1, 1998, for purposes of Articles 2 and 3 and for determining a Participant’s Benefit Accrual Years of Service and Vesting Years of Service, no individual who elected to participate in The “Fun ShipSM” Nonqualified Savings Plan shall continue active participation in the Plan.

2.2	Cessation of Participation - a Participant shall cease to be a Participant as of the day all distributions to the Participant and the Participant’s Beneficiaries have been made or upon the determination by the Retirement Committee that the Participant is no longer an Eligible Employee.

ARTICLE 3. RETIREMENT BENEFITS

3.1	General - Participants’ retirement benefits shall be determined under this Article 3 (subject to the limitations set forth in Article 4). Each Participant shall be entitled to the nonforfeitable portion, as determined under Article 5, of his retirement benefit, and shall have no right to any portion of his retirement benefit which is not nonforfeitable under Article 5. Upon a Participant’s Retirement, his retirement benefit shall in no event be less than the retirement benefit the Participant would have been entitled to receive if the participant had separated from service at his Early Retirement Date. The form and timing of distribution of the nonforfeitable portion of a Participant’s retirement benefit shall be made in accordance with Article 6. No Participant is entitled to any additional right or benefit provided under any amendment to the Plan after a termination of employment unless such amendment specifically provides for its application to terminated employees.

3.2	Normal Retirement and Retirement Benefits - normal retirement under the Plan is retirement from the service of the Employer on the Participant’s Normal Retirement Date.

The monthly amount of retirement benefit payable to a Participant who retires on his Normal Retirement Date shall be an amount, subject to the provisions of Article 4 hereof, equal to his Accrued Benefit as of his Normal Retirement Date.

3.3	Late Retirement and Retirement Benefits - late retirement under the Plan is retirement from the service of the Employer on the Participant’s Late Retirement Date.

The monthly amount of retirement benefit payable to a Participant who retires on his Later Retirement Date shall be an amount, subject to the provisions of Article 4, equal to his Accrued Benefit as of his Late Retirement Date.

3.4	Early Retirement and Retirement Benefits - early retirement under the Plan is retirement from the service of the Employer on or after the Participant’s Early Retirement Date and prior to the Participant’s Normal Retirement Date.

The monthly amount of retirement benefit payable to a Participant who retires prior to his Normal Retirement Date under the provisions of this Section shall be an amount subject to the provisions of Article 4, equal to the Participant’s Accrued Benefit at such date reduced in accordance with the provisions of Section 6.5.

3.5	Retirement Benefit Upon Termination of Employment - subject to Article 4, Section 6.5, and 7.2, upon a Participant’s termination of employment before his Normal Retirement Date, the Participant’s retirement benefit shall be an amount equal to the vested Accrued Benefit as of the date of his termination of employment.

For purposes of determining a Participant’s retirement benefit under this Section 3.5 it shall be assumed that payment of the retirement benefit will be made in the form of payment pursuant to Section 6.1(a), commencing on the Participant’s Normal Retirement Date.

3.6	Retirement Benefit Upon Permanent Disability - subject to Article 4, Section 6.5, and 7.2, upon a Participant’s Permanent Disability, the Participants’ retirement benefit shall be determined in the same manner as if a regular termination of employment had occurred at the Participant’s date of disability.

3.7	Suspension of Benefit Payments Upon Reemployment - payment of the retirement benefit of a Participant who is rehired after his Annuity Starting Date shall be suspended during each calendar month of the Participant’s reemployment or continued employment during which the Participant is credited with at least 40 Hours of Service. Payment of the Participant’s Retirement Benefit shall resume no later than the first day of the third calendar month after the calendar month in which the Participant ceases to be employed on the basis described in the previous sentence, provided the Participant has notified the Employer of the cessation.

Effective January 1, 2000, a Participant who is rehired after his Annuity Starting Date shall not have his benefit payments suspended.

ARTICLE 4. LIMITATIONS ON BENEFITS

A Participant’s retirement benefit under this Plan shall be reduced by the amount, if any, of the Participant’s retirement benefit under the Carnival Corporation Qualified Retirement Plan or a Participant’s benefit under an Executive Agreement, determined as of the Participant’s Annuity Starting Date. The Board or its delegate reserves the right to limit or change the timing of a distribution or amount of any Participant’s Accrued Benefit under the Plan.

ARTICLE 5. VESTING

A Participant’s right to receive his retirement benefit shall become nonforfeitable upon the earlier of (a) the Participant’s being credited with five Vesting Years of Service, or (b) the Participant’s Normal Retirement Date, if the Participant is an Eligible Employee at that time. Notwithstanding the foregoing, any Participant who made a one-time irrevocable election to participate in The “Fun ShipSM” Nonqualified Savings Plan, effective as of January 1, 1998, shall become fully vested in his Retirement Benefit.

ARTICLE 6. DISTRIBUTION

6.1	Election of Form of Distribution. Subject to Section 6.4, a Participant shall be entitled to elect, subject to Section 6.7, to receive distribution of his Vested Interest in one of the following methods:

(a)	Life with 5-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 5 years of his Annuity Starting Date, the annuity is payable to the Participant’s Beneficiary for the remainder of that 5-year period;

(b)	Life with 10-Year Certain Benefit -- an annuity for the life of the Participant, but if the Participant dies within 10 years of his Annuity Starting Date, the annuity is payable to the Participant’s Beneficiary for the remainder of that 10-year period;

(c)	Qualified Joint and Survivor Annuity -- an annuity for the life of the Participant with a survivor annuity for the life of the Participant’s spouse, where the survivor annuity is either 50% or 100% of the amount payable during the joint lives of the Participant and the Participant’s spouse;

(d)	Single cash distribution of the full amount payable - the Actuarial Equivalent present value of the Participant’s Vested Interest payable at his Normal Retirement Date. This method will become available only after January 1, 1994 for any Participant or Beneficiary entitled to but not yet receiving monthly payments and only upon the attainment of a Participant’s Early Retirement Age.

If the Participant elects a Lump Sum, such election must be made no later than the December 31, preceding the Participant’s Early Retirement Date. The Participant’s election of a lump sum shall designate the date that such benefit shall be distributed which in no event shall be before the Participant’s Early Retirement Date. In the absence of an effective election under this Section 6.1, subject to Section 6.7, a Participant shall be deemed to have elected a distribution in the form of 50% Qualified Joint and Survivor Benefit if Participant is married at time benefits are to begin or the Life with 5-Year Certain Benefit if Participant is not married at time benefits are to begin. A Participant may change his or her election after the Participant’s Early Retirement Date only if such change is effective more than one year after the date of the change and only if the Retirement Committee, in its discretion, decides to honor the Participant’s election. The Retirement Committee may in any event honor a Participant’s election or may choose any other form or timing of distribution.

6.2	Vested Interest Not in Excess of Certain Amount. If as of the Participant’s Annuity Starting Date the Actuarial Equivalent present value of his Vested Interest payable as of the Participant’s Normal Retirement Date does not exceed $5,000, the method of distribution as to that Participant shall be as a single cash distribution of that Vested Interest unless the Retirement Committee determines that such amount shall be payable in the form of an annuity. Effective January 1, 2002, for purposes of determining whether the Actuarial Equivalent present value of a Participant’s Vested Interest exceeds $5,000, the determination shall be made on the date that the distribution begins even if the benefit was valued at more than $5,000 at the time of a previous distribution or even if a lower cashout limit was in place as of the Participant’s Annuity Starting Date.

6.3	Timing of Distribution; Annuity Starting Date. Notwithstanding the remainder of this Section 6.3 or Section 6.4, no distributions shall be made to any Participants prior to January 1, 1994.

Distribution of a Participant’s Vested Interest shall commence as of his Annuity Starting Date. A Participant’s Annuity Starting Date shall be the earliest of (a) the first day of the month coincident with or next following the day of the Participant’s Retirement, or (b) the first day of the month coincident with or next following the day of the Participant’s termination of employment (if as of that date the Actuarial Equivalent present value of his Vested Interest does not exceed the amount in Section 6.2). In no event, unless the Participant elects otherwise, shall distribution of a Participant’s Vested Interest commence later than 60 days after the latest of the last day of the Plan Year in which occurs (1) the Participant’s Retirement, (2) the earlier of the day the Participant attains his Normal Retirement Date, or (3) the tenth anniversary of the Participant’s participation in the Plan.

6.4	Election to Receive Distribution Before Normal Retirement Date. A Participant who (a) has a termination of employment before his Normal Retirement Date and (b) has a Vested Interest, the Actuarial Equivalent present value of which exceeds the amount in Section 6.2 as of the Participant’s Annuity Starting Date, may elect to have distribution of his Vested Interest commence before his Normal Retirement Date. In that event, distribution shall commence as of the first day of any month following the election, but distribution of benefits may not commence before a Participant’s Early Retirement Date.

6.5	Reductions for Early Distribution. The Retirement Benefit of a Participant who elects to receive distribution of his Vested Interest prior to his Normal Retirement Date under Section 6.4 shall be reduced by 0.5% (1/2%) for each month that distribution of the Participant’s benefits precedes his Normal Retirement Date to reflect the earlier commencement of distribution.

6.6	Reductions for Distribution After Normal Retirement Date. In the case of a Participant who (1) remains an Employee after his Normal Retirement Date and (2) is receiving while an Employee distribution of his Retirement Benefit, the portion of his Retirement Benefit determined as of the last day of any Plan Year attributable to Benefit Accrual Years of Service beginning after his Normal Retirement Date shall be reduced (but not below zero) by the Actuarial Equivalent value of the total Plan distribution the Participant has received as of the last day of that Plan Year determined in accordance with Section 1.411(b)-2 of the Income Tax Regulations.

6.7	Qualified Joint and Survivor Annuity for Married Participants. A Participant and spouse who have been married for at least twelve months as of the earlier of the Participant’s Annuity Starting Date or Death shall receive a distribution of the Participant’s Vested Interest in the form of a Qualified Joint and Survivor Annuity, unless the Participant has previously waived his rights to receive distribution of benefits in this form. The waiver must be executed and consented to by the Participant’s spouse in accordance with Section 6.9. Both the Participant’s waiver and the spouse’s consent must state the particular optional form of benefit to be distributed and any non-spouse Beneficiary or class of non- spouse Beneficiaries. A Participant’s waiver of a Qualified Joint and Survivor Annuity under this Section 6.7 may be revoked at any time before the Participant’s Annuity Starting Date and, once revoked, may be made again before that date. A spouse’s consent to the waiver once given may be revoked before the Annuity Starting Date.

6.8	Notification of Right to Waive Qualified Joint and Survivor Annuity. The Retirement Committee shall provide each Participant (whether or not married) with a notice of the Participant’s right to elect to waive his or her right to receive distribution of his Vested Interest in the form of a Qualified Joint and Survivor Annuity.

6.9	Spousal Consent. A Participant’s waiver of a Qualified Joint and Survivor Annuity described in Section 6.8 or a Qualified Preretirement Survivor Annuity under Section 7.2 shall be valid only if the Participant’s spouse executes a written consent to that election acknowledging the effect of the election and the consent is witnessed by a notary public or Plan official. The spouse’s consent is not required if (a) the Participant establishes that the spouse’s consent cannot be obtained because the Participant does not have a spouse, the Participant’s spouse cannot be located, (b) the Participant is legally separated from the spouse or (c) the Participant has been abandoned by his spouse (within the meaning of local law) and the Participant has a court order to that effect. A Participant’s waiver of a Qualified Joint and Survivor Annuity or Qualified Preretirement Survivor Annuity shall be effective only with respect to the spouse who consents to it as provided in this Section 6.9.

6.10	Annuities. Any distribution of benefits in the form of an annuity may be made directly from the trust, if established, or by the purchase of a nontransferable immediate or deferred payment annuity contract from an insurance company selected by the Retirement Committee or from the general assets of an Employer. Any annuity contract purchased shall be delivered to the Participant or Beneficiary and distribution of benefits shall be considered to have been completed when the annuity contract is delivered.

6.11	Release. Upon any distribution or payment, the trustee or the Retirement Committee may require execution of a receipt and release, in form and substance satisfactory to it, of all claims under this Plan.

ARTICLE 7. PRERETIREMENT DEATH BENEFITS

7.1	Preretirement Death Benefit.

	(a)	Upon the death of a Participant who (i) has a Vested Interest, (ii) has not yet had an Annuity Starting Date and (iii) is survived by a spouse (with whom he has been married for at least twelve months), the Participant’s spouse shall be entitled to receive a Preretirement Death Benefit as defined under Section 7.2(a).

	(b)	Upon the death of a Participant who (i) has a Vested Interest, (ii) has not yet had an Annuity Starting Date, and (iii) is not survived by a spouse (with whom he has been married for at least twelve months), the Participant’s Beneficiary shall be entitled to receive a Preretirement Death Benefit as defined under Section 7.2(b).

7.2	Form of Preretirement Death Benefit.

	(a)	Subject to the following sentences, the Participant’s Preretirement Death Benefit under Section 7.1(a) shall be paid to the Participant’s spouse in accordance with the Participant’s most recent distribution election under Section 6.1, or if no such election is in place, then in the form of an Qualified Preretirement Survivor Annuity. If the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit as of the Annuity Starting Date exceeds the amount defined in Section 6.2 (the “Minimum Amount”), the Participant’s spouse may elect (during the period beginning on the day the Participant dies and ending on the day distribution of benefits commences) to receive a Preretirement Death Benefit which is the Actuarial Equivalent of the full amount otherwise payable as a Qualified Preretirement Survivor Annuity in the form of a single cash distribution. If the Actuarial Equivalent present value of a Participant’s Qualified Preretirement Survivor Annuity as of the Annuity Starting Date does not exceed the Minimum Amount, the method of distribution to the Participant’s spouse of the Preretirement Death Benefit shall be as a single cash distribution which is the Actuarial Equivalent of the full amount payable.

	(b)	Single Participant Death Benefit. A Participant’s Preretirement Death Benefit under Section 7.1(b) shall be paid to his Beneficiary in accordance with the Participant’s most recent distribution election under Section 6.1, or if no such election is in place, in the form of single cash distribution. The single cash distribution shall be equal to the Actuarial Equivalent present value of fifty percent (50%) of a Life with 5-Year Certain Benefit payable at the Participant’s Normal Retirement Date.

7.3	Timing of Distribution; Annuity Starting Date. Notwithstanding the remainder of this Section 7.3, no distributions shall be made to the Participant’s spouse prior to January 1, 1994.

(a)	Distribution of a Participant’s Preretirement Death Benefit under Section 7.1(a) shall commence as of the Annuity Starting Date of the Participant’s spouse. The Annuity Starting Date of the Participant’s spouse shall be the earliest of (a) in the case of a Participant who dies on or after his Early Retirement Date, the first day of the month coincident with or next following the Participant’s death, (b) in the case of a Participant who dies after attaining age 55 with less than 15 Vesting Years of Service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Normal Retirement Date had the Participant lived, (c) in the case of a Participant who dies before attaining age 55 but after earning 15 or more years of Vesting Years of Service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Early Retirement Date had the Participant lived, (d) in the case of a Participant who dies before attaining age 55 with less than 15 years of service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Normal Retirement Date had the Participant lived, or (e) in the case of a Participant who dies before his or her Early Retirement Date and the Actuarial Equivalent present value of his or her Preretirement Death Benefit does not exceed the Minimum Amount, the first day of the month coincident with or next following the Participant’s death.

(b)	Distribution of a Participant’s Preretirement Death Benefit under Section 7.1(b) shall be paid to his Beneficiary as soon as administratively practicable following the Participant’s death.

ARTICLE 8. FUNDING

8.1	Funding Policy. The Plan is an unfunded plan for purposes of ERISA. To the extent the Company decides to set aside any funds in a trust, those funds will be subject to the general creditors of the Company.

ARTICLE 9. ADMINISTRATION OF THE PLAN

9.1	The Board. The Board shall appoint the members of the Retirement Committee and shall be responsible for the establishment and termination of this Plan and any trust. The Board shall delegate to the Retirement Committee the authority to amend the Plan.

9.2	The Retirement Committee. This Plan shall be administered by the Retirement Committee, which shall have the responsibilities and duties delegated to it in this Plan, including the determination of a Participant’s Accrued Benefit, the appointment of any trustee or investment manager, and any responsibilities and duties under this Plan which are not specifically delegated to anyone else.

9.3	The Plan Administrator. The Retirement Committee shall serve as the Plan Administrator and shall be responsible for the maintenance of all records of Participants and Beneficiaries necessary for the administration of this Plan unless they delegate in writing such responsibilities to a person(s).

9.4	Rules of the Retirement Committee. The Retirement Committee from time to time may establish rules for the administration of this Plan. The decision and action of the Retirement Committee as to any question arising in connection with the Plan, including the construction and interpretation of the Plan and the trust Agreement, shall be final and binding upon all Participants and Beneficiaries.

9.5	Membership of the Retirement Committee. The Retirement Committee shall consist of at least two but not more than 5 members. Each person appointed a member of the Retirement Committee shall file his acceptance of the appointment with the secretary of the Company. Any member of the Committee may resign by delivering his written resignation to the secretary of the Company; the resignation shall become effective 30 days following receipt by the secretary (or at any other time agreed upon by the member and the Board). The Board may remove any member of the Retirement Committee at any time, with or without cause, upon notice to the member being removed. Notice of the appointment, resignation or removal of a member of the Retirement Committee shall be given by the Board to the trustee and to the members of the Retirement Committee.

9.6	Action of the Retirement Committee. A majority of the total number of members of the Retirement Committee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the Retirement Committee present at the time of a vote, if a quorum is present at the time, shall be required for action by the Retirement Committee. Resolutions may be adopted or other action taken without a meeting upon the written consent of all members of the Retirement Committee. Any person dealing with the Retirement Committee shall be entitled to rely upon a certificate of any member of the Retirement Committee, or its secretary, as to any act or determination of the Retirement Committee.

9.7	Actuary. The Retirement Committee shall appoint an enrolled Actuary as defined in Section 7701(a)(35) of the Internal Revenue Code to perform actuarial services with respect to this Plan.

9.8	Benefits Claims Committee. The Retirement Committee shall appoint a Benefits Claim Committee which shall consist of at least three members (who may or may not be members of the Retirement Committee) to administer the benefit claims procedure under Article 10. In the absence of appointment of a Benefits Claims Committee, the Retirement Committee shall serve as the Benefits Claims Committee.

9.9	Liability of the Retirement Committee. The members of the Retirement Committee and the Company shall have no liability with respect to any action or omission made by them in good faith in reliance upon (a) the advice or opinion of any accountant, actuary, legal counsel, medical adviser or other professional consultant or (b) any resolutions of the Board certified by the secretary or assistant secretary of the Company.

9.10	Expenses of the Retirement Committee; Fidelity Bond. All expenses relating to this Plan shall be an expense of the Company. Any Employee who serves as a trustee, Plan Administrator or member of the Retirement Committee shall receive no compensation for such service. The Company may require any trustee, Plan Administrator or member of the Retirement Committee to furnish a fidelity bond satisfactory to the Company; the premium for any fidelity bond shall be an expense of the Company.

9.11	Service in More than One Capacity. Any person or group of persons may serve the Plan in more than one capacity, including service both as Plan Administrator and as a member of the Retirement Committee.

ARTICLE 10. BENEFIT CLAIMS PROCEDURE

10.1	Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Retirement Committee. If a claim for benefits is wholly or partially denied, the Retirement Committee shall so notify the Participant or Beneficiary. The notice of denial shall be written in a manner intended to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure.

10.2	Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim (or at such later time as may be reasonable in view of the nature of the benefit subject to claim and other circumstances), the Participant or Beneficiary may (a) file a request with the Retirement Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) review questions and comments submitted to the Retirement Committee in writing.

10.3	Decision After Review. Within 60 days after the receipt of a request for review under Section 10.2, the Retirement Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner intended to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

ARTICLE 11. NON-ALIENATION OF BENEFITS

11.1	Non-Alienation. Any benefits under or interests in this Plan shall not be assignable or subject to alienation, hypothecation, garnishment, attachment, execution or levy of any kind. Any action in violation of this provision shall be void.

ARTICLE 12. DESIGNATION OF BENEFICIARY

12.1	Designation of Beneficiary. Subject to Section 6.7 and Article 7, Participants may designate a Beneficiary on the form and in the manner prescribed by the Retirement Committee. The Retirement Committee, in its discretion, may specify conditions or other provisions with respect to the designation of a Beneficiary. Subject to Section 6.7 and Article 7, any designation of a Beneficiary may be revoked by filing a later designation or revocation. In the absence of an effective designation of a Beneficiary by a Participant or upon the death of all Beneficiaries, a Participant’s Retirement Benefit shall be paid to the Participant’s estate.

12.2	Effective Date of Designation. Any designation or revocation of a designation of a Beneficiary shall become effective when actually received by the Retirement Committee but shall not affect any distribution previously made pursuant to a prior designation.

ARTICLE 13. AMENDMENT/TERMINATION

13.1	Amendment/Termination. The Board may amend or terminate this Plan at any time. However, to the extent the Plan is terminated for any reason other than as provided in section 14.10 of the Plan, all Participants will be 100 percent vested in their benefit as of the date of Plan Termination.

ARTICLE 14. MISCELLANEOUS

14.1	No Employment Rights. Nothing in this Plan shall be construed as a contract of employment between the Company and any Employee, nor as a guarantee of any Employee to be continued in the employment of the Company, nor as a limitation on the right of the Company to discharge any of its Employees with or without cause or with or without notice at any time at the option of the Company.

14.2	Discretion. Any discretionary acts under this Plan by an Employer or by the Retirement Committee shall be uniform and applicable to all persons similarly situated.

14.3	Prior Service. The Board may, in its discretion and under rules applicable to all Employees similarly situated, credit Employees with service prior to becoming Employees or Participants for determining (a) whether an Employee is an Eligible Employee, (b) Vesting Years of Service or (c) Benefit Accrual Years of Service.

14.4	Governing Law. The provisions of this Plan shall be governed by the laws of the State of Florida.

14.5	Participant Information. Each Participant shall notify the Retirement Committee of (a) his mailing address and each change of mailing address, (b) the Participant’s, the

Participant’s Beneficiary’s and, if applicable, the Participant’s spouse’s date of birth, (c) the Participant’s marital status and any change of his marital status, and (d) any other information required by the Retirement Committee. The information provided by the Participant under this Section 14.4 shall be binding upon the Participant and the Participant’s Beneficiary for all purposes of the Plan.

14.6	Severability. If any provision of this Plan is held illegal or invalid for any reason, the other provisions of this Plan shall not be affected.

14.7	Notices. Any notice, request, election, designation, revocation or other communication under this Plan shall be in writing and shall be considered given when delivered personally or mailed by certified or registered mail, return receipt requested.

14.8	Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.

14.9	Gender. Pronouns of one gender used in the Plan shall also refer to similar pronouns of the other gender unless otherwise qualified by the context.

SCHEDULE A - ACTUARIAL EQUIVALENT DETERMINATIONS

The Retirement Committee may administratively adopt tables of factors to be used for converting one form of payment to another form of payment. To the extent that any such tables are adopted, they shall be deemed to provide actuarial equivalent benefits. In cases where such tables are not adopted by the Retirement Committee, actuarial equivalent determination shall be based on the actuarial assumptions described below:

Actuarial Assumptions

(a)	Mortality -1983 Group Annuity Mortality Table, where the Participant’s age shall be set back 2 years and the Beneficiary’s age shall be set back 4 years regardless of the sex of such individuals.

(b)	Interest -7.0%

The above mortality and interest factors shall be used when the actuarial equivalent calculation involves a conversion from one form of periodic payment to another form of periodic payment, to the extent that no table of factors has previously been adopted by the Retirement Committee. These actuarial assumptions shall also be those used to develop any such administrative tables.

Effective, January 1, 1998, where the actuarial equivalent determination is the calculation of a single cash payment in lieu of periodic payments, actuarial equivalent amounts shall be computed as follows (where “PBGC” refers to the assumptions used prior to the implementation of GATT in effect as of January 1 of the calendar year that includes the effective date of such lump sum benefit determination and “GATT” refers to the assumptions described in Section 417(e)(3) of the Code in effect as of January 1 of the calendar year that includes the effective date of such lump sum benefit determination):

Prior to 1998, and for distributions to participants who returned election forms prior to the effective date listed above = PBGC

1998 =	PBGC - (.33 x (PBGC - GATT))

1999 =	PBGC - (.67 x (PBGC - GATT))

2000 and after =	GATT
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